Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

March 1, 2012

Seven Seas Cruises S. DE R.L.

8300 NW 33rd Street, Suite 100

Miami, FL 33122

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (Registration Number 333-178244), as amended (the “Registration Statement”), of Seven Seas Cruises S. DE R.L., a Panamanian sociedad de responsabilidad limitada (the “Company”), SSC (France) LLC, a Delaware limited liability company (the “Delaware Guarantor”) and certain other subsidiaries of the Company named therein as guarantors (the “Non-Delaware Guarantors” and, together with the Delaware Guarantor, the “Guarantors”), filed on November 30, 2011 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company’s $225,000,000 aggregate principal amount of 9.125% Second-Priority Senior Secured Notes due 2019 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $225,000,000 principal amount of 9.125% Second-Priority Senior Secured Notes due 2019 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company in accordance with the terms of the Indenture (the “Indenture”), dated as of May 19, 2011, among the Company, the Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.    the Registration Statement;

2.    the Indenture, including the Guarantees provided therein and the form of Exchange Note as an exhibit thereto, included as Exhibit 4.1 to the Registration Statement; and

3.    the Registration Rights Agreement, dated May 19, 2011 (the “Registration Rights Agreement”), by and among the Company, the Guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein, included as Exhibit 4.3 to the Registration Statement.

In addition, we have examined (i) such limited liability company records of the Delaware Guarantor that we have considered appropriate, including a copy of its certificate of formation and its limited liability company agreement, each certified by the Delaware Guarantor as in effect on the date of this letter, and copies of resolutions of the board of managers of the Delaware Guarantor relating to the issuance of the Guarantees, certified by the Delaware Guarantor and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, that (i) the Exchange Notes and the Guarantees will be issued as described in the Registration Statement, (ii) the Exchange Notes and the Guarantees will be in substantially the form attached to the Indenture and any information omitted from such form will be properly added, (iii) each of the Company and the Non-Delaware Guarantors is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (iv) the Company has all requisite power and authority and has taken all necessary action, to authorize, issue and deliver the Exchange Notes and to perform any obligations thereunder, (v) each of the Non-Delaware Guarantors has all corporate or other requisite power and authority, and has taken all necessary corporate or other action, to authorize, issue and deliver the

Guarantees and to perform any obligations thereunder, (vi) the Indenture has been duly authorized, executed, and delivered by each of the Company and the Non-Delaware Guarantors, (vii) the Exchange Notes have been duly authorized for issuance by the Company, and (viii) the Guarantees have been duly authorized for issuance by each of the Non-Delaware Guarantors.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.        When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.        When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will be valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP